Exhibit 99.1

Plumtree Software Announces First Quarter

2003 Operating Results

$17.2 million in Revenue; Profits Continue with Earnings Per Share of $0.02 GAAP; $0.04 Pro Forma

SAN FRANCISCO, Calif., April 10, 2003 — Enterprise Web technology leader Plumtree Software, Inc. (Nasdaq: PLUM) today announced results for its first quarter ended March 31, 2003. Revenue for the first quarter 2003 was $17.2 million, compared to $19.5 million in the previous quarter and $23.2 million for the comparable quarter last year. Net income for the first quarter 2003 calculated in accordance with generally accepted accounting principles (GAAP) was $529,000, or $0.02 per share, compared to $1.9 million, or $0.06 per share in Q4, and $157,000 or $0.01 per share for the comparable quarter last year. Pro forma net income for the first quarter 2003 was approximately $1.1 million or $0.04 per share, compared to pro forma net income of $2.3 million or $0.08 per share in Q4 and $1.4 million or $0.05 for the comparable quarter last year. Pro forma net income for the quarter excludes charges for amortization of deferred stock-based compensation, amortization of acquired technology, and assumes an effective tax rate of 30%.

As of March 31, 2003, Plumtree’s cash, cash equivalents, and short-term investments totaled approximately $66.7 million, up from $65.3 million in the previous quarter. Plumtree has no long-term debt.

CEO Comments

“In a difficult economy, Plumtree has continued to generate profits and acquire new customers,” said Plumtree CEO John Kunze. “We have also continued to replace large installations of competing products. No other vendor has been able to demonstrate within its portal business the financial discipline, customer satisfaction and openness to different types of software infrastructure that we have. These are the long-term assets that will help us lead our market.”

First Quarter Highlights

First quarter 2003 highlights include:

•	Customers: new customers such as the Salvation Army and the Tennessee Valley Authority licensed Plumtree’s complete suite of portal, content management, collaboration and search technologies. Plumtree customer Alcoa began its portal deployment, which will eventually reach over 50,000 employees worldwide, and customer SPL Worldgroup completed its portal deployment, which reaches users in six countries, including the U.S., the U.K., France, Australia, Israel and the Philippines.
•	Return on investment: industry analysts at Delphi Group published a survey of 500 organizations that found that Plumtree customers enjoyed the greatest return on investment in the portal industry and that Plumtree had the highest share of actual portal deployments.

•	Total cost of ownership: Plumtree completed a survey of its own customers indicating that 94% of respondents would buy Plumtree’s solution again, and that three-quarters of customers deploy a production portal in less than six months. Whereas analyst research indicates that the typical Web application costs four to twelve times the original license cost, Plumtree survey respondents on average spent less on deployment services than on the original software license.
•	Vision: Industry analysts at Gartner listed Plumtree in the leader quadrant in a new Magic Quadrant for portals based on vision and ability to execute. Gartner also developed a second Magic Quadrant for a new category of software known as the Smart Enterprise Suite. While Gartner did not list any vendors in the leader quadrant in the nascent market, Plumtree was listed in the visionary quadrant.
•	Applications: Plumtree completed the first phase of a new “No Empty Portals!” initiative to share best practices for building applications in the portal, with fourteen customers speaking in nine cities to a total of more than 600 attendees. Plumtree also launched a series of “No Empty Portals!” online workshops, with seven customer-delivered Web seminars. The goal of the initiative is to establish Plumtree customers as the leaders in building new, composite applications based on a foundation of portal, integration, collaboration, content management and search technologies.

Financial Outlook

Plumtree Software projects second quarter 2003 net revenue to be between $17.2 million and $18.0 million. On a pro forma basis, the company expects second quarter 2003 net income to be between ($0.01) and $0.00 per share. Pro forma net earnings per share in our outlook exclude charges for amortization of deferred stock-based compensation estimated to be $485,000, amortization of acquired technology of approximately $395,000, and assumes an effective tax rate of 30%. Giving effect to these assumptions, second quarter GAAP net income is expected to between ($0.04) and $(0.03) per share.

Conference Call

Interested parties can hear Plumtree’s first quarter 2003 financial results conference call on Thursday, April 10, 2003 at 2:00 p.m. (PST) via live Webcast by visiting www.plumtree.com/ir, or can listen to a teleconference by calling 888-455-3614 for U.S. participants and 630-395-0026 for participants outside of the U.S. The passcode for the teleconference is PLUMTREE. A recording of the conference call will be available beginning April 10, 2003 at 5:00 p.m. (PST). The Webcast replay of the call will be available at www.plumtree.com/ir until Friday, May 9, 2003 at 5:00 p.m. (PST). An audio replay of the call will also be available until Thursday, April 17, 2003, at 5:00 (PST). The dial-in number for the audio replay is 800-873-2142 for U.S. callers and 402-220-4758 for callers outside of the U.S.

About Plumtree Software

Plumtree Software is the Enterprise Web technology leader. Plumtree’s mission is to create a comprehensive Web environment for employees, customers and partners across the enterprise to interact with different systems and work together. Plumtree’s Enterprise Web solution consists of integration products for bringing resources from traditional systems together on the Web, foundation services such as collaboration, content management and search for building new Web applications, and a portal platform for delivering these Web applications to broad audiences. Plumtree’s independence and its Web Services Architecture allow this solution to span rival platforms and systems, maximizing customers’ return on their existing investments. With offices in more than a dozen countries, Plumtree has over 480 customers, including Boeing, Ford Motor Company, Procter & Gamble and the U.S. Navy.

Safe Harbor Statement and Caution

This press release contains forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to statements regarding the financial outlook for the second quarter of 2003, customer demand for, satisfaction with, return on investment and total cost of ownership associated with our products; our ability to maintain our position in the market; our Enterprise Web and other marketing strategies including our “No Empty Portals” campaign, as well as our financial discipline and general financial performance expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ, perhaps materially, from those anticipated or suggested by such forward looking statements. These risks and uncertainties include, without limitation risks associated with our limited operating history, a general downturn in economic conditions, adverse changes in IT spending trends, failure to expand our customer base, the length and complexity of Plumtree’s sales cycle, the market acceptance of our new products, major version releases and Enterprise Web architecture and marketing strategy, the ability of our customers to deploy successfully and their willingness to act as references, changes in the needs and priorities of customers and potential customers, reduced market acceptance of our products and services, the impact of increased competition, failure to manage technological change, dependence on product enhancements, our ability to maintain and increase the size and productivity of our direct sales force and expand into and within global markets, our ability to manage costs, our ability to provide a return on investment to our customers, the impact of geopolitical conflicts and events, and those risk factors contained in the Company’s Annual Report filed with the Securities and Exchange Commission (“SEC”) on Form 10-K and all subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. We cannot guarantee any future operating results, activity, performance or achievement.

NOTE: Plumtree is a registered trademark of Plumtree Software, Inc. and/or its affiliates in the U.S. and/or other countries. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

The Magic Quadrants are copyrighted March 2003 by Gartner, Inc. and are reused with permission, which permission should not be deemed to be an endorsement of any company or product depicted in the quadrant. The Magic Quadrants are Gartner, Inc.’s opinion and is an analytical representation of a marketplace at and for a specific time period. They measure vendors against Gartner defined criteria for a marketplace. The positioning of vendors within a Magic Quadrant is based on the complex interplay of many factors. Gartner does not advise enterprises to select only those firms in the “Leaders” quadrant. In some situations, firms in the Visionary, Challenger, or Niche Player quadrants may be the right matches for an enterprise’s requirements. Well-informed vendor selection decisions should rely on more than a Magic Quadrant. Gartner research is intended to be one of many information sources including other published information and direct analyst interaction. Gartner, Inc. expressly disclaims all warranties, express or implied, of fitness of this research for a particular purpose.

Investor Contact

Diohonne Beltramo

415.399.2554

diohonne.beltramo@plumtree.com

Press Contact

Laura Nusbaum

415.399.2545

laura.nusbaum@plumtree.com

Condensed Consolidated Statements of Operations and Condensed Consolidated Balance Sheet

Plumtree’s management believes that a presentation of operating costs and expenses excluding stock based compensation, amortization of acquired technology and assuming a fixed effective tax rate provides a meaningful basis for evaluating our underlying cost and expense levels. Presentation of pro forma net income and earnings per share information provides greater comparability of Plumtree’s financial results against historical results as well as those of other enterprise software companies and financial models of securities analysts. A reconciliation of pro forma results to GAAP results is provided in the financial tables below.

PLUMTREE SOFTWARE, INC.

PRO FORMA* CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,

	2003	2002
Revenue:
Licenses	$8,451	$16,055
Services and maintenance	8,718	7,121

Total revenue	17,169	23,176
Cost of revenue:
Licenses	377	1,672
Services and maintenance	2,186	3,316

Total cost of revenue	2,563	4,988

Gross margin	14,606	18,188
Operating expenses:
Research and development	4,749	4,583
Sales and marketing	6,928	9,267
General and administrative	11,623	2,226

Total operating expenses	13,300	16,076

Income from operations	1,306	2,112
Interest and other income (expense), net	326	(102)

Income before income taxes	1,632	2,010
Provision for income taxes **	490	603

Net income	$1,142	$1,407

Net income per share:
Basic	$0.04	$0.19

Diluted	$0.04	$0.05

Shares used to compute net income per share:
Basic	29,668	7,254

Diluted	32,490	29,465

*	Pro Forma Statements of Operations exclude $591 and $1,277 of amortization of stock-based compensation and $394 and $415, of amortization of acquired technology, respectively.

**	Assumes an annualized effective tax rate of 30%.

PLUMTREE SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,

	2003	2002
Revenue:
Licenses	$8,451	$16,055
Services and maintenance	8,718	7,121

Total revenue	17,169	23,176
Cost of revenue:
Licenses	771	2,087
Services and maintenance	2,186	3,316
Amortization of stock-based compensation	102	278

Total cost of revenue	3,059	5,681

Gross margin	14,110	17,495
Operating expenses:
Research and development	4,749	4,583
Sales and marketing	6,928	9,267
General and administrative	1,623	2,226
Amortization of stock-based compensation	489	999

Total operating expenses	13,789	17,075

Income from operations	321	420
Interest and other income (expense), net	326	(102)

Income before income taxes	647	318
Provision for income taxes	118	161

Net income	$529	$157

Net income per share:
Basic	$0.02	$0.02

Diluted	$0.02	$0.01

Shares used to compute net income per share:
Basic	29,668	7,254

Diluted	32,490	29,465

PLUMTREE SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of March 31,	As of December 31,
	2003	2002
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$66,717	$65,322
Accounts receivables, net of allowances	12,017	16,619
Other current assets	2,650	2,160

Total current assets	81,384	84,101
Property and equipment, net	2,550	2,698
Other long-term assets	3,439	3,923

	$87,373	$90,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,050	$1,630
Accrued and other current liabilities	10,785	14,747
Deferred revenues	17,622	18,539

Total current liabilities	29,457	34,916
Long-term liabilities	458	454

Total Liabilities	29,915	35,370
Total Stockholders’ Equity	57,458	55,352

	$87,373	$90,722